                                                                   EXHIBIT 10(g)





                          AGREEMENT TO PURCHASE ASSETS



                             AND ASSUME LIABILITIES



                                 BY AND BETWEEN



                        FIRST OF AMERICA BANK-MICHIGAN,
                              NATIONAL ASSOCIATION



                                      AND


                         INDEPENDENT BANK EAST MICHIGAN

                               TABLE OF CONTENTS


ARTICLE ONE:  PURCHASE OF ASSETS, REAL ESTATE
AND ASSUMPTION OF DEPOSIT LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

     1.1  Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     1.2  Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE TWO:  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

     2.1  The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     2.2  Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     2.3  Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     2.4  Payment for Assets and Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . .     4
     2.5  Fiduciary Relationships . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
     2.6  Names and Marks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
     2.7  Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
     2.8  Transitional Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     2.9  Post-Closing Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

ARTICLE THREE:  THE BANK'S
REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

     3.1  Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     3.2  Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     3.3  Governmental Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     3.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     3.5  Other Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     3.6  Advice of Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

ARTICLE FOUR:  SELLER'S
REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

     4.1  Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     4.2  Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     4.3  Governmental Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     4.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     4.5  Proceedings Relating to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     4.6  Taxes, Insurance and Utilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     4.7  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     4.8  Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     4.9  Employee Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
     4.10 Forms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
     4.11 Deposit Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

     4.12 Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     4.13 Other Information  . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . .   10
     4.14 Advice of Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     4.15 Absence of Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     4.16 Title to Property, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     4.17 Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     4.18 Change in Business Relationships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE FIVE:  COVENANTS OF THE BANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

     5.1  Conduct of Business; Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     5.2  Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     5.3  Required Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     5.4  Use of SELLER'S Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     5.5  Best Efforts to Satisfy Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     5.6  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE SIX:  COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

     6.1  Access to Records and Information; Personnel; Customers . . . . . . . . . . . . . . . . . . .   13
     6.2  Conduct of Business; Certain Covenants   . . . . . . . . . . . .  . . . . . . . . . . . . . .   14
     6.3  Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     6.4  Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     6.5  Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     6.6  Assistance in Obtaining Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . .   15
     6.7  Real Estate, Title, and Surveys   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     6.8  Transfer of Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     6.9  Signs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     6.10 Best Efforts to Satisfy Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     6.11 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     6.12 Installation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     6.13 Covenant Not to Compete   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     6.14 Inspection of Premises   . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . .   17

ARTICLE SEVEN:  CONDITIONS PRECEDENT TO
SELLER'S OBLIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

     7.1  Compliance by the BANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     7.2  Renewal of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . .   18
     7.3  Delivery of Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     7.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE EIGHT:  CONDITIONS PRECEDENT
TO THE BANK'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

     8.1  Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     8.2  Compliance by SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     8.3  Renewal of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . .   20
     8.4  Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     8.5  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . .   21
     8.6  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     8.7  Wire Transfer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE NINE:  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

     9.1  Termination Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE TEN:  EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

     10.1 The BANK'S Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     10.2 SELLER'S Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     10.3 Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE ELEVEN:  OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

     11.1 Backup Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     11.2 IRA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     11.3 Interest Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     11.4 Pre-Closing Notices to Depositors   . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     11.5 Post Closing Certification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     11.6 Post Closing Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     11.7 Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE TWELVE:  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

     12.1 Indemnification of the BANK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     12.2 Indemnification of SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     12.3 Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .   24
     12.4 Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE THIRTEEN:  AMENDMENT, WAIVER AND NOTICE . . . . . . . . . . . . . . . . . . . . . . . . .   25

     13.1 Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     13.2 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     13.3 Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE FOURTEEN:  GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

     14.1 Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     14.2 Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     14.3 Method of Consent or Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     14.4 Public Announcement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     14.5 No Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     14.6 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     14.7 Reliance on Headings, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     14.8 Severability Clause   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

EXHIBIT A       Conveyed Real Estate Legal Description

EXHIBIT B       Assignment and Assumption of Accounts Agreement

EXHIBIT C       Assignment and Assumption of Loans and Loan Agreement

EXHIBIT D       Assignment and Assumption of Contracts

EXHIBIT E       Assignment, Transfer, and Appointment of Successor Trustee for
                Individual Retirement Accounts

EXHIBIT F       Bill of Sale

SCHEDULE I      Commercial Loans

SCHEDULE II     Personal Property

SCHEDULE III    Assigned Contracts

SCHEDULE IV     Deposits

                          AGREEMENT TO PURCHASE ASSETS
                             AND ASSUME LIABILITIES


     THIS AGREEMENT TO PURCHASE ASSETS AND ASSUME LIABILITIES ("Agreement") is made and entered into this 18th day of September, 1996 by and between FIRST OF AMERICA BANK-MICHIGAN, NATIONAL ASSOCIATION (the "SELLER"), a national banking association with its headquarters located at 108 East Michigan Avenue, Kalamazoo, Michigan 49007 and INDEPENDENT BANK EAST MICHIGAN (the "BANK"), a Michigan state banking corporation with its headquarters located at 1111 West Caro Road, Caro, Michigan 48723.

                                   WITNESSETH

     WHEREAS, SELLER owns and operates branch offices located at 305 East Huron Avenue, Bad Axe, Michigan; 6727 Main Street, Caseville, Michigan; 47 North Main Street, Elkton, Michigan; 25 West Kinde Road, Kinde, Michigan; 4495 Garfield, Ubly, Michigan; 655 North Port Crescent, Bad Axe, Michigan; 1 West Main Street, Sebewaing, Michigan; and 4761 State Street, Gagetown, Michigan (the "Branch Offices").

     WHEREAS, SELLER desires to sell and the BANK desires to acquire and operate the Branch Offices, and, in that regard, SELLER desires to sell and the BANK desires to acquire certain assets related thereto, including certain loans maintained at the Branch Offices.

     WHEREAS, SELLER desires to transfer and the BANK desires to assume certain deposit accounts maintained at or for the Branch Offices and certain other liabilities pertaining to the continuing operations thereof.

     NOW, THEREFORE, in consideration of the premises and agreements herein contained, and for other consideration the receipt and sufficiency of which are hereby acknowledged, the BANK and SELLER agree as follows:

                 ARTICLE ONE:  PURCHASE OF ASSETS, REAL ESTATE
                     AND ASSUMPTION OF DEPOSIT LIABILITIES

     1.1 Purchased Assets. For the consideration, in the manner and upon the terms and conditions hereinafter set forth, SELLER hereby agrees to sell, convey, transfer and assign to the BANK and the BANK hereby agrees to accept and assume from SELLER, as of the close of business on the Closing Date (as hereinafter defined), certain assets relating to the Branch Offices (the "Assets") as follows:

          A. Real Estate.   All of SELLER'S interest in the real estate located
     at 305 East Huron Avenue, Bad Axe, Michigan; 6727 Main Street, Caseville, Michigan; 47 North Main Street, Elkton, Michigan; 25 West Kinde Road, Kinde, Michigan; 4495 Garfield, Ubly, Michigan; 655 North Port Crescent, Bad Axe, Michigan; 1 West Main

     Street, Sebewaing, Michigan; and 4761 State Street, Gagetown, Michigan, more particularly described in Exhibit A hereto (the "Real Estate").

          B. Cash.   All cash on hand at the Branch Offices as of the close of
     business on the Closing Date ("Cash on Hand").

          C. Loans. The commercial loans listed in Schedule I hereto (the "Commercial Loans") and all loans secured by Deposit Liabilities (as hereinafter defined) and account loans ("Account Loans" shall include overdraft checking account loans) associated with the Branch Offices, together with unpaid accrued interest thereon (the "Purchased Loans"). The loans secured by deposit liabilities and Account Loans are collectively referred to as "Deposit-Related Loans." Notwithstanding the foregoing, the Purchased Loans shall exclude (1) any Commercial Loan which is not properly classified in attached Schedule I according to the eight point scale utilized by SELLER, and (2) any Deposit-Related Loans as to which (i) the documentation does not meet the usually and customary standards of the banking industry; (ii) there is a material default or a reasonable doubt as to the collectibility of amounts which may be or become due and owing; or
     (iii) there is any pending or threatened litigation involving the loan or the deposits securing the loan.

          D. Personal Property. All furniture, equipment, fixtures, and other tangible personal property, excluding signage located at the Branch Offices, which is described in Schedule II to this Agreement (the "Personal Property").

          E. Books and Records. All books, records, files and other documentation in the possession of SELLER directly relating to the Assets and Assumed Liabilities, including the "Deposits" (as defined in Section 1.2) and the Purchased Loans.

     The Real Estate and the Personal Property are being sold to the BANK on an "as is" basis, except as otherwise stated in this Agreement.

     1.2 Assumption of Liabilities. Upon the terms and subject to the conditions hereinafter set forth and except as otherwise provided herein, SELLER hereby agrees to transfer and assign, and the BANK hereby agrees to accept and assume from SELLER, certain liabilities relating to the Branch Offices (the "Assumed Liabilities") as follows:

          A. Deposit Liabilities. All liabilities for payment of deposits maintained at the Branch Offices as of the close of business on the Closing Date, together with unpaid accrued interest thereon through the Closing Date ("Deposits" or "Deposit Liabilities"), except for deposits which cannot lawfully be transferred.

          B. Assigned Contracts. All obligations of SELLER under any and all contracts relating to the operation or maintenance of the Branch Offices that are assignable by SELLER to the BANK and as are identified in Schedule III hereto.

          C. Unless BANK elects otherwise, excluded from the definition of Deposits and Deposit Liabilities and from the scope of this Agreement are all the following: (1) any deposits over which SELLER or its affiliates will continue to have investment authority or discretion following the Closing Date; or (2) negotiated certificates of deposit with governmental or other institutional or commercial customers which at or before maturity will have a balance (including principal and interest) of $100,000 or more ("Jumbo CDS") (collectively referred to as the "Excluded Deposits"). Prior to the Closing, the BANK may, at its sole option, elect to assume some or all of the Excluded Deposits. If the BANK elects to assume any Excluded Deposit, those Excluded Deposits shall be included among the Deposit Liabilities defined above. Selection of those Excluded Deposits which the BANK desires to assume shall be completed and written notice thereof given to SELLER not less than 40 days prior to the Closing Date, to permit notices to customers to be sent if and as required by law, by contract with the customers or as contemplated under this Agreement.

          D.  Escrow Accounts.   All escrow accounts, if any, for the payment of
     taxes, insurance, or other like payments with respect to the Purchased Loans (collectively the "Escrows").

                             ARTICLE TWO:  CLOSING

     2.1 The Closing. The purchase and sale of the Assets, and transfer and assumption of the Assumed Liabilities by the BANK hereunder shall be consummated subject to the terms and conditions of this Agreement following a Closing (the "Closing") to be held at the offices of SELLER, or such other location as the parties may agree, on such date ("the Closing Date") which shall be such date as the parties shall mutually agree upon. The transactions contemplated hereby shall become effective at the close of business ("Effective Time") on the Closing Date.

     2.2 Purchase and Sale of Assets. On the Closing Date and subject to the terms and conditions set forth in this Agreement, SELLER shall convey, assign, and transfer to the BANK and the BANK shall purchase from SELLER all of SELLER'S right, title, and interest in the Assets.

     2.3  Assumption of Liabilities.

          (a) On the Closing Date, subject to the terms and conditions set forth in this Agreement, the BANK shall assume liability for the payment and performance of SELLER'S obligations accruing after the Closing Date for the Deposit Liabilities in accordance with the terms of such Deposit Liabilities in effect on the Closing Date provided, however, nothing herein shall preclude the BANK from thereafter changing the terms and conditions of such Deposit Liabilities to the extent that it can do so in accordance with the terms of the agreements with customers associated with the Deposit Liabilities and in accordance with applicable law.

          (b) On the Closing Date, the BANK will assume the obligations of SELLER with respect to the Purchased Loans and the Assigned Contracts and obligations of SELLER to provide services incidental to the Branch Offices and the assumption of the Deposit Liabilities accruing after the Closing Date in accordance with the terms thereof.

     2.4 Payment for Assets and Assumption of Liabilities. On the Closing Date, SELLER shall pay to the BANK, by wire transfer in immediately available funds to an account designated by the BANK, the amount of the Deposit Liabilities and the Escrows as estimated as of the close of business on the third day immediately preceding the Closing Date (the "Estimation Date") plus the amount of the unearned fees associated with letters of credit included in the Purchased Loans (prorated to the Closing Date) plus the net amount of any prorated items required by Section 2.7 hereof owed by SELLER to the BANK and less the sum of:
(a) the amount of all Cash on Hand as of the close of business on the Estimation Date; (b) the net amount of any prorated items required by Section 2.7 hereof owed by the BANK to SELLER; (c) the net book value as of the close of business on the Estimation Date of the Personal Property; (d) the net book value as of the Estimation Date of the Purchased Loans; (e) the "Purchased Loan Premium" which shall equal the product of the Purchased Loans listed in Schedule I as of the Estimation Date multiplied by 1% (0.01); (f) the "Deposit Premium," which shall equal the product of the amount of the Deposit Liabilities as of the Estimation Date multiplied by 6.875% (0.06875); and (g) the net book value as of the close of business on the Estimation Date of the Real Estate. The BANK and SELLER shall agree in writing upon the allocation of such amount among various categories of assets being acquired by the BANK. The BANK and SELLER agree to be bound by the allocation for all purposes, including reporting to the Internal Revenue Service under Section 1060 of the Internal Revenue Code, as amended ("IRC").

     2.5 Fiduciary Relationships. As and to the extent legally permissible, the BANK shall assume all of the fiduciary relationships of SELLER arising out of any Individual Retirement Account ("IRA") included in the Deposit Liabilities, and with respect to such accounts, the BANK shall succeed to all such fiduciary relationships of SELLER as fully and to the same extent as if the BANK had originally acquired, incurred, or entered into such fiduciary relationships.

     2.6 Names and Marks. SELLER is not selling, assigning, conveying, transferring or delivering, nor shall the BANK acquire, any rights or interest in or to: (a) the name "First of America" or any derivation thereof; or (b) any logos, service marks or trademarks, advertising materials or slogans or any similar items used by SELLER in connection with its business.

     2.7 Prorations. The Federal Deposit Insurance Corporation ("FDIC") premium with respect to the Deposit Liabilities for the quarterly assessment period in which the Closing Date occurs, all taxes associated with the Real Estate, assessments, utility payments, payments due on Assigned Contracts, and similar expenses related to the Assets transferred hereunder shall be prorated between the parties on the basis of a 30-day month and 360-day year as of the Closing Date. Taxes shall be prorated as though all tax bills which are received in a particular year are payable for that calendar year. The FDIC premium shall be prorated as though all of the Deposit Liabilities are insured as Savings Association Insurance Fund ("SAIF") deposits. Any items susceptible of being prorated but which cannot be prorated by the Closing Date shall be prorated as soon as the requisite information becomes available. Such adjustments after the Closing Date shall take place at a mutually agreeable time and place within twenty (20) business days of the Closing Date.

     2.8  Transitional Matters.

          (a) During the ninety (90) day period following the Closing Date, the BANK shall pay, in accordance with law and customary banking practices, all properly drawn and presented checks, and automated clearinghouse debits and credits, ATM deposits and withdrawals, drafts and withdrawal orders presented to the BANK by mail, over the counter through the check clearing system of the banking industry, by depositors of the Deposit Liabilities on checks, drafts or withdrawal order forms provided by SELLER, and in all other respects, to discharge, in the usual course of the banking business, the duties and obligations of SELLER with respect to the balances due and owing to the depositors whose deposits are assumed by the BANK.

          (b) If any of the depositors of the Deposit Liabilities, instead of accepting the obligations of the BANK to pay the Deposit Liabilities, shall demand payment from SELLER for all or any part of any of the Deposit Liabilities, SELLER may make such payment. If any of such depositors draws a check, has or makes an automated clearinghouse generated debit with respect to his or her account, makes an ATM withdrawal, draft or withdrawal order against the Deposit Liabilities, including accrued interest, assumed from SELLER, which is presented or charged to SELLER within thirty (30) days after the Closing Date, SELLER may pay the same and the BANK will reimburse SELLER for any such payment or charges provided there are sufficient funds in the depositor's account. The BANK and SELLER shall settle within twenty-four (24) hours any such deposits PAID by SELLER and any checks, drafts or orders of withdrawal presented by SELLER to the BANK so long as presentment is made by 3:00 p.m. on the day of presentment of such item by the depositor whose account is being assumed by the BANK. In order to reduce the continuing charges to SELLER through the check clearing system of the banking industry which will result from check forms of SELLER being used after the Closing Date by the depositors whose accounts are assumed, the BANK agrees, at its sole cost and expense, and without charge to such depositors, to notify such depositors, as soon as practicable after the Closing Date, of the BANK'S assumption of the Deposit Liabilities and to furnish each depositor with checks on the forms of the BANK, and with instructions to utilize the BANK'S checks and to destroy unused checks of SELLER.

          (c) For a period of thirty (30) days after the Closing Date, SELLER (within thirty (30) hours of receipt thereof) shall deliver to the BANK a detailed list of checks presented to SELLER for payment which are drawn on accounts which are included in the Deposit Liabilities. Within forty-eight
     (48) hours, SELLER shall deliver to the BANK the checks detailed on such lists. The BANK will reimburse SELLER for its expenses reasonably incurred in the performance hereof. This subsection shall not be deemed to authorize SELLER to act as the BANK'S agent to accept or take any action with respect to such checks.

          (d) Any direct deposits by or for the benefit of a depositor having an account included in the Deposit Liabilities received by SELLER shall be delivered to the BANK by the date which such deposit is required to be credited to the customer's account. A wire transfer of the deposited funds shall be acceptable for purposes of this subsection. This subsection shall not be deemed to authorize SELLER to act as the BANK'S agent to accept or take any other action with respect to such direct deposits.

          (e) For a period of thirty (30) days after the Closing Date, any payments on the account of the Purchased Loans received by SELLER shall be delivered to the BANK within forty-eight (48) hours of SELLER'S receipt, provided that this shall not be deemed to authorize SELLER to act as the BANK'S agent to accept or take any other action with respect to such loan payments.

          (f) If at the Effective Time there exists a negative balance in a deposit account, that account will be transferred to the BANK and that negative balance will be netted against other positive balances in aggregating total Deposit Liabilities for all transferred accounts. If on or before the twentieth (20th) business day following the Closing Date the customer has not deposited sufficient money to cover that negative balance, then upon the BANK'S request, SELLER shall reimburse the BANK for that amount (to be effected as part of the Adjustment Payment contemplated in Section 2.9 below) in exchange for the BANK'S assignment to SELLER of the BANK'S claim against the customer. SELLER'S reimbursement shall be limited to the amount of the negative balance in the account at the Effective Time, less any deposits to the account after the Effective Time and prior to the twentieth (20th) day following the Closing Date.

     2.9 Post-Closing Adjustments. Within twenty (20) business days after the Closing Date ("Adjustment Payment Date"), the parties shall make an appropriate post-closing adjustment payment (the "Adjustment Payment"), consistent with the express terms of this Agreement with respect to the Deposit Liabilities, prorated items owed by either party and all items listed in Subparagraphs (a),
(b), (c), (d), (e), (f) and (g) of Section 2.4 determined as of the close of business on the Closing Date. The Adjustment Payment shall be paid by wire transfer to the previously designated accounts, by SELLER or by the BANK, on or before the Adjustment Payment Date. Interest on the amount of the Adjustment Payment for the period from the Closing Date to the Adjustment Payment Date shall be due to the party receiving the Adjustment Payment. Interest shall be calculated at a rate equal to the average of the high and low bids for Federal Funds (on the basis of a 360-day year) as reported in The Wall Street Journal on the Closing Date, or, if none, on the date immediately prior to the Closing Date on which such bids were reported in The Wall Street Journal.

                           ARTICLE THREE:  THE BANK'S
                         REPRESENTATIONS AND WARRANTIES

     The BANK represents and warrants to SELLER as follows:

     3.1 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by the BANK have been duly authorized and approved by all necessary corporate action on the part of the BANK, and this Agreement is legally binding and enforceable against the BANK in accordance with its terms. This Agreement and the transactions contemplated hereby do not and will not violate any of the provisions of, or constitute a default under: (a) the Charter or Bylaws of the BANK; or (b) any other material agreement, commitment or instrument to which the BANK is a party or by which any of its properties or assets are bound.

     3.2 Organization and Good Standing. The BANK is a state bank duly organized, validly existing and in good standing under the laws of the State of Michigan and all of its deposits are insured by the FDIC through the Bank Insurance Fund ("BIF") or SAIF and it has the corporate power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement. The Bank acknowledges and agrees that all of the Deposit Liabilities being transferred to the Bank by Seller pursuant to this Agreement will upon transfer be deemed by the FDIC to be insured through SAIF and will be required to be maintained as SAIF deposits by the Bank.

     3.3 Governmental Notices. The BANK has received no notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

     3.4 Litigation. There is no action, suit, or proceeding pending against the BANK or, to the knowledge of the BANK, threatened against or affecting the BANK before any court or arbitrator or any governmental body, agency, or official which could materially adversely affect the ability of the BANK to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement.

     3.5 Other Information. To its knowledge, no representation or warranty by the BANK contained in this Agreement, or disclosure by the BANK in any certificate or other instrument or document furnished or to be furnished by or on behalf of the BANK pursuant to this Agreement, and no information furnished or to be furnished by the BANK for use in applications to various regulatory authorities contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were or are made, not misleading in any material respect.

     3.6 Advice of Changes. Between the date hereof and the Closing Date, the BANK shall promptly advise SELLER in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

                            ARTICLE FOUR:  SELLER'S
                         REPRESENTATIONS AND WARRANTIES

     SELLER represents and warrants to the BANK as follows:

     4.1 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by SELLER have been duly authorized and approved by all necessary corporate action on the part of SELLER, and this Agreement is legally binding and enforceable against SELLER in accordance with its terms. This Agreement and the transactions contemplated hereby do not and will not violate any of the provisions of, or constitute a default under: (a) the Articles of Association or Bylaws of SELLER; or (b) any other material agreement, commitment or instrument to which SELLER is a party or by which any of its properties or assets are bound.

     4.2 Organization and Good Standing. SELLER is a national banking association duly organized, validly existing and in good standing under the laws of the United States and all of its deposits are insured by the FDIC through BIF or SAIF and it has corporate power to carry on its business, including the business of the Branch Offices, as it is now being conducted and to consummate the transactions contemplated by this Agreement. SELLER has fully paid all deposit insurance assessments presently due and payable with respect to the Deposit Liabilities and this deposit insurance is presently in full force and effect.

     4.3 Governmental Notices. SELLER has received no notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

     4.4 Litigation. There is no action, suit, proceeding or investigation of any nature pending, or to the knowledge of SELLER, threatened against or affecting SELLER before any court or arbitrator or any governmental body, agency, or official or otherwise that challenges the validity or legality of the transactions contemplated by this Agreement or which would adversely affect the Assets or the Branch Offices or which could materially adversely affect the ability of SELLER to perform its obligations under this Agreement.

     4.5 Proceedings Relating to Properties. No proceedings to take all or any part of the Real Estate by condemnation or right of eminent domain are pending or, to the best of SELLER'S knowledge, threatened and SELLER'S use of the Real Estate is not, and no complaints have been received by SELLER that SELLER is, in violation of applicable building, zoning, safety or similar laws, ordinances or
regulations.   There are no special or general assessments pending against or affecting the Real Estate, and, to the best of SELLER'S knowledge, no public improvements have been recently made which would cause special or general assessments to be assessed against the Real Estate. Except for any encroachment which does not materially affect the use or value of the premises: (a) to the best of SELLER's knowledge, there is no encroachment upon the Real Estate from any buildings or improvements, if any, located on the adjacent property; and (b) to the best of SELLER's knowledge, there is no encroachment by the Real Estate upon any adjacent property or upon any easements with respect to the adjacent property. There are no leases or other agreements by which any person possesses or has a right to possess all or any portion of the Real Estate other than those described in this Agreement or exhibits to this Agreement. To the best of SELLER's knowledge, and except as disclosed by title insurance binder or by survey, there is no violation of any applicable building restriction or restrictive covenant. To the best of SELLER's knowledge, the Real Estate is adequately serviced by all utilities necessary for effective operation as presently used for a financial institution office.

     4.6 Taxes, Insurance and Utilities. SELLER has paid all property, excise, sales and use and other taxes imposed by any taxing authority which are due and payable, and there are no unpaid taxes which could result in liens being placed on the Assets or the Deposit Liabilities. SELLER shall maintain in full force and effect through the Closing Date its present insurance coverage as it relates to the Assets. SELLER shall pay all utilities through the Closing Date. SELLER has duly and timely withheld and paid to the appropriate governmental agencies all withholding taxes, including any related penalties, interest and deficiencies, relating to the payment of interest, earnings or dividends on the deposit liabilities. For all completed years, SELLER has duly and timely sent to each account holder with respect to the Deposit Liabilities an Internal Revenue Service Form 1099 (or a substitute form permitted by law) relating to the interest, earnings or dividends paid on the Deposit Liabilities for those periods.

     4.7  Financial Statements.   The financial information and all other
information supplied or to be supplied by SELLER to the BANK in connection with the transactions contemplated hereby is or will be true and complete and fairly represent the information set forth therein as of the dates and for the periods specified therein (subject, with respect to statements covering a portion of a year, to normal year-end adjustments and accruals).

     4.8 Compliance with Law. The business and operations of the Branch Offices have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities, including, without limitation, all regulations pertaining to the receipt of customer information required by state and federal law concerning taxpayer identification numbers, social security numbers and the like, laws and regulations concerning truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, and fair labor standards; and insurance laws.

     4.9 Employee Contracts. There are no employment contracts between SELLER and any of the Employees (as that term is hereinafter defined) not terminable on thirty (30) days' notice or less after the Closing Date. SELLER is not a party to any contract or arrangement with any union relating to the business conducted at the Branch Offices and SELLER is not aware of any pending organizational efforts at the Branch Offices. To the best of its knowledge, there has been no indication to SELLER that a union organizational effort or labor disturbance is likely at the Branch Offices prior to the Closing Date.

     4.10 Forms. Within thirty (30) days from the date of this Agreement, SELLER will provide the BANK with copies of the forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, and IRA trust agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Branch Offices in connection with the Deposit Liabilities. For purposes of this Section 4.10, all referenced documents shall be the forms used by SELLER as of the date of this Agreement for new customers.

     4.11 Deposit Liabilities. During the period of SELLER'S operation of the Branch Offices, SELLER has properly accrued interest on the Deposit Liabilities and, to the best of SELLER'S knowledge, the records respecting the Deposit Liabilities accurately reflect such accruals of interest. A listing of all deposits at the Branch Offices as of July 31, 1996, is included in Schedule IV to this Agreement.

     4.12 Loans. The Purchased Loans are evidenced by promissory notes or other evidences of indebtedness which, with all ancillary security documents, constitute valid and binding obligations of SELLER and, to the best of SELLER'S knowledge, each of the other parties thereto, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies.

     4.13 Other Information. No representation or warranty by SELLER contained in this Agreement, or disclosure by SELLER in any certificate or other instrument or document furnished or to be furnished by or on behalf of SELLER pursuant to this Agreement, and no information furnished or to be furnished by SELLER for use in applications to various regulatory authorities contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were or are made, not misleading in any material respect.

     4.14 Advice of Changes. Between the date hereof and the Closing Date, SELLER shall promptly advise the BANK in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.


     4.15 Absence of Material Adverse Change. Since July 31, 1996, or such earlier date stated in and with respect to information in the bid package, there has been no material adverse change in the business, properties, operations or prospects with respect to the Branch Offices. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk that there will occur a material adverse change in the business, properties, operations or prospects of the Branch Offices.

     4.16 Title to Property, etc. SELLER has and, upon consummation of this transaction will have transferred to Buyer, good and marketable title to each of the Assets free and clear of any mortgages, liens, encumbrances, charges, easements or restrictions of any kind whatsoever other than (i) beneficial easements and restrictions of record which will not impair the BANK's intended use of the Property, and (ii) such easements or restrictions as may be specifically approved in writing by the BANK. No claims or allegations have been made or threatened which, if substantiated, would make the foregoing representation and warranty untrue in any respect.

     4.17 Environmental Matters. All of the following representations and warranties are subject to matters disclosed in the Phase I Report (as hereinafter defined). There are no material actions, suits, investigations, liabilities, inquiries or other proceedings, rules, orders or citations involving the Branch Offices, pending or, to the knowledge of SELLER threatened, as a result of any failure of SELLER or any predecessor to SELLER to comply with any requirement of federal, state, local or foreign law, civil or common, or regulation relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment, nor is there, to the knowledge of SELLER any basis for any of the foregoing. None of the Real Estate of the Branch Offices is, to the best knowledge of SELLER, contaminated with any waste or hazardous substances. To the knowledge of SELLER, with respect to the Branch Offices, SELLER is not and may not be deemed to be an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates or disposes of a "hazardous substance," as those terms are defined in Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USCA Section 9601, et seq. SELLER has no knowledge of any material environmental defect in or associated with the Branch Offices or the Real Estate and has no knowledge of any condition existing thereon which to its knowledge and belief would give rise to liability of the BANK under federal, state or local environmental laws and regulations. SELLER has not received notification from any person that any hazardous substances defined under Section 104(4) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, has been disposed of, buried underneath, percolated beneath or otherwise exists on the Real Estate or that it is a "potentially responsible party" as defined under the above mentioned statute.

     4.18 Change in Business Relationships. Except as contemplated by this Agreement, SELLER has no knowledge, whether on account of this transaction or otherwise, that: (a) any customer, agent, representative, or supplier of SELLER with respect to the Branch Offices intends to discontinue, diminish, or change its relationship with SELLER or the Branch Offices, the effect of which would be material to the business of the Branch Offices; or (b) any person employed at a Branch Office has given notice to SELLER's human resources officer that he or she intends to terminate his or her employment during the twelve (12) months following the date of this Agreement

                      ARTICLE FIVE:  COVENANTS OF THE BANK

     The BANK hereby covenants and agrees with SELLER as follows:

     5.1 Conduct of Business; Certain Covenants. From and after the execution and delivery of this Agreement and until the Closing Date, the BANK will: (a) conduct its business and operate only in accordance with sound banking and business practices; and (b) remain in good standing with all applicable banking regulatory authorities.

     5.2 Confidentiality. The BANK will cause all internal, nonpublic financial and business information obtained by it from SELLER or otherwise to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict the BANK from making such disclosure thereof as may be required by law or as may be required in the performance of this Agreement. If the transactions contemplated hereby shall not take place, all nonpublic financial statements, documents and other materials of SELLER and all copies thereof shall be returned to SELLER and shall not thereafter be used by the BANK.

     5.3 Required Approvals. As soon as practicable after the execution of this Agreement, the BANK shall at its expense: (a) submit applications with the FDIC and the Michigan Financial Institutions Bureau for permission to acquire the Deposit Liabilities and to establish branch offices at the locations at which the Branch Offices are located; and (b) prepare and submit for filing any and all other applications, filings, and registrations with, and notification to, all federal and state authorities required on the part of the BANK for the transactions described in this Agreement to be consummated. Thereafter, the BANK shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the transactions contemplated herein to be consummated. The BANK shall deliver to SELLER, as soon as is reasonably practicable after the filing thereof, copies of each and all of such applications, filings, registrations, and notifications (except for any portions thereof deemed confidential by the BANK), and any supplement, amendment, or item of additional information in connection therewith (except for any portions thereof deemed confidential by the BANK).
The BANK shall also deliver promptly to SELLER a copy of each material notice, order, opinion, and other item of correspondence received by the BANK from such federal and state authorities (except for any portions thereof deemed confidential by the BANK) and shall advise SELLER, at SELLER'S request, of developments and progress with respect to such matters.

     5.4 Use of SELLER'S Name. On and after the Closing Date, the BANK shall not use the name of SELLER in any manner in connection with the operation of the Branch Offices. No activity conducted by the BANK on or after the Closing Date shall state or imply that SELLER is in any way involved as a partner, joint venturer or otherwise in the business of the BANK.

     5.5 Best Efforts to Satisfy Conditions. The BANK covenants with and agrees that it: (a) will use its best efforts to satisfy the conditions to which the obligations of SELLER are subject pursuant to this Agreement on or prior to the Closing Date; and (b) will fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to the operational aspects of the transfer of the Deposit Liabilities and the change of signage.

     5.6 Further Assurances. On and after the Closing Date, the BANK shall give such further assurances to SELLER and, upon SELLER'S request, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge SELLER from any obligations remaining under the Deposit Liabilities.

                       ARTICLE SIX:  COVENANTS OF SELLER

     SELLER hereby covenants and agrees with the BANK as follows:

     6.1 Access to Records and Information; Personnel; Customers. Between the date of this Agreement and the Closing Date, SELLER shall afford to the BANK and its authorized agents and representatives access, during normal business hours and upon reasonable notice, to the properties, operations, books, records, contracts, documents and other information of or relating to the Branch Offices. If such books, records, contracts, documents or other information is not located at the Branch Offices, SELLER, upon the BANK'S request, will make the same (or copies thereof) available at the Branch Offices to the extent it is reasonably practicable to do so. SELLER shall cause its personnel to provide assistance in the BANK'S investigation of matters relating to the Branch Offices; provided, however, that the BANK'S investigation shall be conducted in a manner which does not unreasonably interfere with SELLER'S normal operations, customers and employee relations and provided further that the right of access and examination granted hereby is subject to the requirements of financial privacy laws or similar laws relating to account holders and other records.

     6.2 Conduct of Business; Certain Covenants. From and after the execution and delivery of this Agreement and until the Closing Date, SELLER will: (a) conduct the business of the Branch Offices only in the usual and ordinary course of business; (b) retain all necessary business permits, licenses, registrations and authorizations relating to the Branch Offices; and (c) use its best efforts to maintain all existing contracts, customers, account relationships and all other customer agreements, relationships and business of the Branch Offices.

     6.3 Employee Matters. Beginning after a date mutually agreed by SELLER and the BANK but not later than thirty (30) days prior to the Closing Date, the BANK shall have the right to discuss with any or all employees of the Branch Offices the possibility of their employment by the BANK after the Closing Date. On or before the Closing Date, SELLER shall notify in writing all employees of the Branch Offices (the "Employees") that the business of SELLER has been or will be transferred to the BANK and that the BANK may offer to employ, effective on the day following the Closing Date, such Employees as it at its sole discretion so elects on terms and conditions of employment established by the BANK. As of the Closing Date, all Employees that the BANK elects to hire shall be discharged by the SELLER. SELLER shall be solely responsible for its obligations to all discharged Employees, whether or not such discharged Employees are hired by the BANK. Nothing contained herein shall preclude SELLER from permitting an employee who declines employment with the BANK from accepting another position with SELLER provided that SELLER has not encouraged such employee to decline to accept such position with the BANK or to seek another position with the SELLER. SELLER covenants with the BANK that prior to closing, SELLER shall not, without the BANK's prior consent (i) increase the aggregate full-time equivalent size of the work force at the Branch Offices above the level existing at the date hereof or alter the composition of the work force at the Branch Offices from the composition existing at the date hereof, (ii) encourage any Employee to refuse an offer of employment by the BANK, (iii) enter into any employment contract with any Employee, or (iv) increase the gross annual compensation of any Employee pursuant to any evaluation other than in the normal course of business. Notice of any increase in compensation for any Employee shall be given to the BANK as soon as possible.

     6.4 Negative Covenants. Except as may be required by regulatory authorities, SELLER shall not, without the prior written consent of the BANK:
(a) transfer to SELLER'S other branches any of the Assets (it being understood that any loans not being transferred pursuant hereto are not included in such prohibition against transfer); (b) transfer to SELLER'S other branches any of the Deposit Liabilities (it being understood that any deposits not being transferred pursuant hereto are not included in such prohibition against transfer) except upon the unsolicited request of a depositor in the ordinary course of business; (c) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of the Assets except in the ordinary course of business; (d) invest in any fixed assets or improvements to the Branch Offices, except for improvements currently in progress; (e) enter into any contract, commitment, lease or other transaction relating to the Branch Offices, except in the ordinary course of business that can be terminated upon notice of thirty (30) days or less; or (f) offer interest rates on any deposit account at the Branch Offices in excess of those interest rates paid on similar deposit accounts at SELLER's other branches which are located in the same general area as the Branch
Offices.

     6.5 Confidentiality. SELLER will cause all internal, nonpublic financial and business information obtained by it from the BANK or otherwise to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict SELLER from making such disclosure thereof as may be required by law or as may be required in the performance of this Agreement. If the transactions contemplated hereby shall not take place, all nonpublic financial statements, documents and other materials of the BANK and all copies thereof shall be returned to the BANK and shall not thereafter be used by SELLER in any way detrimental to the BANK.

     6.6 Assistance in Obtaining Regulatory Approvals. SELLER agrees to use all reasonable efforts to assist the BANK in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby, and SELLER will provide to the BANK or to the appropriate regulatory authorities all information reasonably required to be submitted by the BANK in connection with such approvals.

     6.7 Real Estate, Title, and Surveys. At least thirty (30) business days prior to the Closing Date, SELLER shall deliver to the BANK copies of the deeds which it shall deliver for recordation on the Closing Date which shall be general warranty deeds, subject only to Permitted Exceptions (as hereinafter defined). SELLER will convey good and marketable title to the Real Estate to the BANK subject to Permitted Exceptions. SELLER shall, at its expense, cause to be delivered to the BANK as soon as is reasonably practicable after the date hereof, commitments for title insurance from a nationally recognized title company agreeable to the BANK and SELLER (the "Title Insurer") insuring the title and interest of the BANK in and to the Real Estate (including without limitation, all easements and rights appurtenant thereto), together with copies
of all exceptions to title to the Real Estate.    In addition an as-built survey
of the Real Estate prepared by a licensed surveyor shall be provided to the BANK by SELLER. The cost of the survey shall be borne equally by SELLER and the BANK.

     Unless the BANK notifies SELLER of objections to any exceptions shown on the title commitments or of any unacceptable survey defects in writing within twenty (20) days of receipt of the title commitment or survey, as the case may be, all such exceptions or survey defects reflected therein shall be deemed Permitted Exceptions. The term "Permitted Exceptions" shall also mean any or all of the following: (i) those special exceptions acceptable to the BANK including restrictions, easements, rights of way, leases, and encumbrances referred to in the title commitment to be delivered by SELLER to the BANK pursuant to this Agreement which individually or in the aggregate do not materially interfere with the present or intended use of the Real Estate; and
(ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; and (iii) such other liens, imperfections in title, charges, easements, restrictions, and encumbrances which are not yet due and payable and which, individually and in the aggregate, do not materially detract from the value of, or materially interfere with the present or intended use of, the Real Estate.

     If title commitments or surveys delivered pursuant to this Section 6.7 disclose title exceptions or survey defects other than Permitted Exceptions, SELLER shall have forty-five (45) days from the date of receipt of notice thereof (and the parties shall postpone the Closing Date, if necessary to enable SELLER to undertake such activities) to have such exceptions or survey defects cleared, or to have the title insurer commit to insure against loss or damage that may be occasioned by such exceptions or survey defects by an endorsement in form and substance satisfactory to the BANK. If the exceptions or survey defects are not removed or endorsements over the exceptions or survey defects are not obtained, the BANK, upon notice to SELLER within fifteen (15) days after the expiration of the 45-day cure period, may elect (i) to terminate this Agreement in which case this Agreement shall be null and void and the parties shall be under no obligation to each other; or (ii) the BANK may elect to take title notwithstanding the exceptions and such exception shall be deemed Permitted Exceptions. SELLER shall be responsible for all real estate transfer taxes.

     6.8 Transfer of Data. Within forty-five (45) days of the execution of this Agreement, SELLER shall provide to the BANK the tapes by which SELLER proposes to transfer all data on the Deposit Liabilities. The format to be used for transfer of data will be the format normally used by SELLER in the electronic processing of its accounts. Any changes from the proposed format shall be at the expense of the BANK.

     6.9 Signs. SELLER shall, at its own expense, remove exterior signage and the lettering and/or fascia of all interior signs from the Branch Offices. SELLER agrees to remove such lettering and/or fascia from the Branch Offices on or before the Closing Date or such other date as the parties may agree. SELLER shall be responsible for all expenses incurred in patching or repairing the surfaces surrounding the signs. SELLER shall not be responsible for expenses incurred in connection with the construction or placement of any signs by the BANK at the Branch Offices.


     6.10 Best Efforts to Satisfy Conditions. SELLER covenants and agrees that it: (a) will use its best efforts to satisfy the conditions to which the obligations of the BANK are subject pursuant to this Agreement on or prior to the Closing Date; and (b) will fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement including but not limited to the operational aspects of the transfer of the Assets and the assumption of the Deposit Liabilities and the change of signage.

     6.11 Further Assurances. On and after the Closing Date, SELLER shall give such further assurances to the BANK and, upon the BANK'S request, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively transfer the Real Estate, the other Assets, and the Deposit Liabilities to the BANK.

     6.12 Installation. Following the receipt of all requisite regulatory approvals or such earlier time as the parties may mutually agree, SELLER shall allow the BANK and its representatives reasonable access to the Branch Offices for the installation of telephone data transmission lines, security or alarm devices, and other equipment in order to facilitate the transition of the business conducted at the Branch Offices from SELLER to the BANK at the Closing. BUYER shall not, however, unreasonably disrupt SELLER's operations in carrying out these preparations. If for any reason this transaction is not consummated, the BANK shall, at its expense, remove any such telephone lines and equipment within a reasonable amount of time and restore, to the extent reasonably practicable, the premises to its prior condition.

     6.13 Covenant Not to Compete. SELLER hereby covenants and agrees that following the consummation of this transaction and for a period of two (2) years commencing as of the Closing Date:

          (a) SELLER shall not establish, acquire, or operate any facilities for the taking of deposits or the production of commercial loans within a ten (10) mile radius of each of the Branch Offices (the "Protected Territory"); and

          (b) SELLER shall not solicit or directly communicate with respect to deposit products with any person who is a customer with respect to the Deposit Liabilities for the purpose of inducing such person to borrow or deposit money or to purchase products or services from SELLER or any of its affiliates.

     This Section shall not preclude SELLER from making any communication: (i) with any customer who, independent of any solicitation by SELLER subsequent to the Closing Date, is or become SELLER's customer at a location other than a Branch Office; (ii) with any customer who receives periodic statements from SELLER with respect to any outstanding loan or deposit account owned or serviced by or on behalf of SELLER after Closing; or (iii) by means of general advertising or mass mailings or general solicitation which are not specifically targeted to customers of a Branch Office. Additionally, this Section shall not preclude SELLER from acquiring a financial institution which has existing branches within the Protected Territory and shall neither apply to nor restrict the solicitation by SELLER of public unit deposits (i.e., deposits by federal, state, or local units of government, school districts, or governmental agencies). For a period of one (1) year following the Closing Date, SELLER shall not, without the BANK's written consent, solicit the employment by SELLER of any Employee whom the BANK hires.

     6.14 Inspection of Premises. Within twenty (20) business days after the date of this Agreement, the BANK may inspect or cause to be inspected the physical condition of the Real Estate and the Personal Property and give SELLER written notice of any conditions which the BANK does not accept. Such inspection may include, at the BANK'S election and expense, a Phase I environmental assessment. The BANK shall provide SELLER with a copy of the environmental report prepared by its consultant (the "Phase I Report"). In the event that such notice is timely provided to SELLER, SELLER may either elect to cure such conditions to the reasonable satisfaction of the BANK or notify the BANK in writing within ten (10) days of the receipt of such notice from the BANK of its election not to cure the same. In such event and in the event that the BANK'S notice relates to a material environmental condition affecting one or more Branch Offices, the BANK may elect to exclude the affected Branch Office(s) from this transaction by providing written notice thereof to SELLER within five (5) days of the receipt of SELLER'S notice. In the event the BANK makes such election, the BANK shall nevertheless acquire the Purchased Loans and assume the Deposit Liabilities associated with the affected Branch Office(s). Alternatively, if SELLER elects not to cure any condition identified in SELLER'S notice, the BANK may elect to terminate this Agreement by providing written notice thereof to SELLER within five (5) days of the receipt of SELLER'S notice. Failure to deliver any notice required hereby on a timely basis shall constitute a waiver of any objections the BANK may have with respect thereto. All other conditions of the Real Estate or Personal Property shall be deemed accepted by the BANK. Except as to the extent that SELLER otherwise expressly represents and warrants in Article Four, the Real Estate and the Personal Property shall be transferred to the BANK in an "as is" condition.


                    ARTICLE SEVEN:  CONDITIONS PRECEDENT TO
                              SELLER'S OBLIGATIONS

     All obligations of SELLER under this Agreement are subject to the fulfillment (or waiver in writing by a duly authorized officer of SELLER), on or before the Closing Date, of the following conditions:

     7.1 Compliance by the BANK. All terms, covenants and conditions of this Agreement to be complied with and performed by the BANK on or before the Closing Date shall have been fully complied with and performed in all material respects.

     7.2 Renewal of Representations and Warranties. The BANK'S representations and warranties contained in this Agreement shall be deemed to have been made again as of the Closing Date and, except as otherwise contemplated by this Agreement, shall then be true in all material respects; and the BANK shall have performed and complied with all material agreements, conditions and covenants required by this Agreement to be performed or complied with by the BANK prior to or at the Closing Date.

     7.3 Delivery of Documents. The BANK shall have delivered the following documents to SELLER:

           (a) An Assignment and Assumption of Accounts Agreement in substantially the form set forth in Exhibit B hereto.

          (b) An Assignment and Assumption of Loans and Loan Agreement in substantially the form of Exhibit C hereto.

          (c) An Assignment and Assumption of Contracts in substantially the form set forth in Exhibit D hereto.

          (d) An Assignment, Transfer and Appointment of Successor Trustee for Individual Retirement Accounts in substantially the form set forth in Exhibit E hereto.

          (e) Resolutions of the BANK'S Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (f) A certificate of the Secretary or Assistant Secretary of the BANK as to the incumbency and signatures of officers.

          (g) A certificate signed by a duly authorized officer of the BANK stating that the conditions precedent to the obligations of SELLER pursuant to this Agreement have been fulfilled.

     7.4 Litigation. No action, suit, proceeding, or claim shall have been instituted, made, or threatened by any person relating to the validity or propriety of the transactions contemplated by this Agreement.

                      ARTICLE EIGHT:  CONDITIONS PRECEDENT
                           TO THE BANK'S OBLIGATIONS

     All obligations of the BANK under this Agreement are subject to the fulfillment (or waiver in writing by a duly authorized officer of the BANK), on or before the Closing Date (except with respect to those conditions requiring satisfaction prior to the Closing Date), of each of the following conditions:

     8.1 Regulatory Approvals. All required licenses, approvals and consents of any relevant state, federal or other regulatory agencies necessary to permit the BANK to consummate the transactions contemplated hereby shall have been obtained with no requirements imposed upon the BANK which, in the BANK'S reasonable judgment, are unduly burdensome.

     8.2 Compliance by SELLER. All terms, covenants and conditions of this Agreement to be complied with and performed by SELLER on or before the Closing Date shall have been fully complied with and performed in all material respects.

     8.3 Renewal of Representations and Warranties. SELLER'S representations and warranties contained in this Agreement shall be deemed to have been made again as of the Closing Date and, except as otherwise contemplated by this Agreement, shall then be true in all material respects; and SELLER shall have performed and complied with all material agreements, conditions and covenants required by this Agreement to be performed or complied with by SELLER prior to or at the Closing Date.

     8.4  Documents.  SELLER shall have delivered the following documents to the
BANK:

          (a) An Assignment and Assumption of Accounts Agreement in substantially the form set forth in Exhibit B hereto.

          (b) An Assignment and Assumption of Loans and Loan Agreements in substantially the form of Exhibit C hereto.

          (c) An Assignment and Assumption of Contracts in substantially the form set forth in Exhibit D hereto.

          (d) An Assignment, Transfer and Appointment of Successor Trustee for Individual Retirement Accounts in substantially the form set forth in Exhibit E hereto.

          (e) A Bill of Sale in substantially the form set forth in Exhibit F hereto.

          (f) Instruments of conveyance satisfactory to legal counsel for the BANK, together with the title commitments, title insurance, and the surveys with respect to the Real Estate conveying the Real Estate to the BANK in compliance with Section 6.7 of this Agreement.

          (g) Such other bills of sale, assignments, and other instruments and documents as counsel for the BANK may reasonably require as necessary or desirable for transferring, assigning and conveying to the BANK good, marketable and insurable title to the Assets pursuant to this Agreement.

          (h) Resolutions of SELLER'S Board of Directors, certified by SELLER'S Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (i) A certificate from the Secretary or Assistant Secretary of SELLER as to the incumbency and signature of officers.

          (j) A certificate signed by a duly authorized officer of SELLER stating that the conditions precedent to the obligations of the BANK pursuant to the Agreement have been fulfilled.

          (k) Listings of the Deposit Liabilities as of the Estimation Date (the "Deposit Listings") on magnetic tape or utilizing such other method of information transfer as the parties may mutually agree, which Deposit Listing shall include account number, the outstanding principal balance, and the accrued interest.

          (l)   All Books and Records capable of being delivered to the BANK.

     8.5 Absence of Certain Changes or Events. From the date hereof to the Closing Date, there shall be and have been no material adverse changes in the Real Estate, the other Assets, the Deposit Liabilities, or otherwise in the business, operations or condition of the Branch Offices.

     8.6 Litigation. No action, suit, proceeding, or claim shall have been instituted, made, or threatened by any person relating to the validity or propriety of the transactions contemplated by this Agreement.

     8.7 Wire Transfer. BUYER shall have received the wire transfer from SELLER required by Section 2.4.

                           ARTICLE NINE:  TERMINATION

     9.1 Termination Provisions. This Agreement may be terminated at any time prior to the Closing Date:

          (a)   Mutual Consent.  By mutual consent of SELLER and the BANK;

          (b) Conditions Precedent. By either SELLER or the BANK in the event the conditions precedent to their own obligations as set forth in Articles Seven and Eight have not been met and satisfied or waived or shall have become impossible of fulfillment; or

          (c) Elapsed Time. By either SELLER or the BANK if the Closing Date does not occur before December 31, 1996, or such later date as the parties may mutually agree upon.

                             ARTICLE TEN:  EXPENSES

     10.1 The BANK'S Expenses. The BANK will pay all expenses incurred by it incident to obtaining requisite regulatory approvals to permit the BANK to consummate the transactions contemplated hereby and all expenses incurred by it incident to the consummation of the transactions contemplated hereby (including legal and accounting fees and expenses incurred for legal and accounting services rendered to the BANK in connection with the transactions contemplated hereby).

     10.2 SELLER'S Expenses. SELLER will pay all expenses incurred by it incident to permit SELLER to consummate transactions contemplated hereby (including the title insurance policy, survey cost, recording fees, stamp taxes, as well as legal and accounting fees and expenses incurred for legal and accounting services rendered to SELLER in connection with the transactions contemplated hereby).

     10.3 Brokers' Fees. SELLER will pay, indemnify and save harmless the BANK from and against any and all finders' fees, brokers' commissions or other similar fees or expenses incurred by SELLER (or the BANK as a result of understandings, agreements or arrangements made by SELLER) and arising out of or in connection with the transactions contemplated hereby. The BANK will pay, indemnify and save harmless SELLER from and against any and all finders' fees, brokers' commissions or other similar fees or expenses incurred by the BANK (or SELLER as a result of understandings, agreements or arrangements made by the
BANK) and arising out of or in connection with the transactions contemplated hereby.

                       ARTICLE ELEVEN:  OTHER AGREEMENTS

     11.1 Backup Withholding. Any amounts required by any governmental agencies to be withheld from any of the Deposit Liabilities (the "Withholding Obligations") will be handled as follows:

          (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by SELLER;

          (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date will be remitted by the BANK. At the Closing, SELLER will remit to the BANK all sums withheld by SELLER pursuant to Withholding Obligations which funds are or may be required to be remitted to governmental agencies on or after the Closing Date.

     11.2 IRA. SELLER shall be responsible for reporting through and including the Closing Date all federal and state income tax matters associated with IRA deposits assumed by the BANK. The BANK shall report all such information beginning on the date following the Closing Date. Said reports shall be made to the holder of deposit accounts, as the case may be, and to the applicable federal and state regulatory agencies. SELLER and the BANK shall each provide to the other information in its possession reasonably requested by the other to satisfy its obligations hereunder.

     11.3 Interest Reporting. SELLER shall report through and including the Closing Date, all interest credited to, interest paid by, interest withheld from, and early withdrawal penalties charged to the Deposit Liabilities. The BANK shall report all such information beginning on the day following the Closing Date. Said reports shall be made to the holder of deposit accounts, as the case may be, and to the applicable federal and state regulatory agencies. SELLER and the BANK shall each provide to the other information in its possession reasonably requested by the other to satisfy its obligations hereunder.

     11.4 Pre-Closing Notices to Depositors. On such date as the parties may agree, or in the absence of such an agreement on the date which is thirty (30) days (or if such date shall not be a business day, the next succeeding business day) prior to the Closing Date, SELLER and the BANK will notify all deposit account owners at the Branch Offices (the "Depositors") whose accounts are to be conveyed to and assumed by the BANK of the pending transfer of those accounts. This notice will include a statement by SELLER urging Depositors to maintain their deposits at the Branch Offices with the BANK. This notice will be in a form acceptable to both parties and in compliance with all federal regulations. The cost of such notice shall be borne equally by SELLER and the BANK. SELLER will cooperate with the BANK in providing such other notices to customers of the Branch Offices as the BANK may reasonably request. SELLER and the BANK hereby acknowledge and agree that the notices and other communications to the Depositors contemplated hereby will not include information concerning any plans the BANK may have to, after the Closing Date, change rates or other terms and conditions with regard to the Deposit Liabilities.

     11.5 Post Closing Certification. Within five (5) business days after the Closing Date, SELLER shall deliver to the BANK a statement setting forth the aggregate amount of Deposit Liabilities as of the close of business on the Closing Date, including accrued interest thereon, with a certification of the chief financial officer, controller or other appropriate officer of SELLER, certifying that, the information contained in the statement is true, correct, and complete.

     11.6 Post Closing Access to Records. After the Closing Date, SELLER shall provide the BANK with access to, and will upon the BANK'S request provide the BANK with copies of any Records which are not capable of being transferred to the BANK pursuant to the Agreement. For a period of time prescribed in SELLER's normal record retention policy, but not less than one (1) year from the Closing Date, or such longer or shorter period of time as SELLER and BANK may mutually agree, SELLER shall use its best efforts to preserve in paper, microfiche, electronic, or other appropriate form all records which are not delivered to the BANK and provide the BANK with reasonable assistance in assembling, reconstructing, or interpreting such records.

     11.7 Risk of Loss. The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon SELLER. In the event of such loss or damage prior to the Closing Date, SELLER shall promptly restore, replace or repair the damaged Assets to the previous condition at its sole cost and expense; provided, however, that SELLER shall have no obligation under this Agreement to restore, replace or repair any of the Assets to the extent such restoration, replacement or repair is not covered by insurance proceeds or, in the good faith opinion of SELLER, is not reasonably practical. In the event that such loss or damage shall not be restored, replaced or repaired by the Closing Date, the BANK shall, at its option, either: (1) proceed with the Closing and receive all insurance proceeds to which SELLER would be entitled as a result of such loss or damage; or (2) defer the Closing Date until such restorations, replacements or repairs are made (provided that no such deferral shall affect the termination rights of the parties specified in this Agreement); provided, however, if the BANK defers the Closing Date and (a) if, on the date that would have been the Closing Date if no loss or damage had occurred, SELLER has not commenced, or made arrangements for restoration, replacement or repairs; or (b) if sixty (60) days after the event of such loss or damage, such restoration, replacement or repair is not completed, the BANK may, at its sole option, terminate this Agreement by written notice to SELLER, whereupon no party to this Agreement shall have any liability to the other to this Agreement, and this Agreement in its entirety, except for the provisions of this Section 11.7 (which will survive such termination), shall be deemed null, void and of no further force or effect.
The net book value of the Assets for purposes of Section 2.4 shall exclude any monies spent by SELLER in restoring, repairing or replacing any of the Assets pursuant to this Section 11.7.


                        ARTICLE TWELVE:  INDEMNIFICATION

     12.1 Indemnification of the BANK. SELLER shall indemnify, hold harmless and defend the BANK from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by the BANK in connection with SELLER'S operation of the Branch Offices on or prior to the Closing Date. SELLER shall indemnify and save the BANK and its respective officers, directors, employees, and other agents and the BANK's successors and assigns, harmless from and against any actions, assessments, losses, costs, damages or expenses, including reasonably attorney's fees, sustained or incurred by them resulting from or arising out of or by virtue of any claim for breach of any covenant, representation or warranty made by SELLER in this Agreement.

     12.2 Indemnification of SELLER. The BANK shall indemnify, hold harmless and defend SELLER from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by SELLER in connection with the BANK'S operation of the Branch Offices after the Closing Date. The BANK shall indemnify and save SELLER and its respective officers, directors, employees, and other agents harmless from and against any actions, assessments, losses, costs, damages, or expenses, including reasonable attorney's fees, sustained or incurred by them resulting from or arising out of or by virtue of any claim for breach of any covenant, representation or warranty made by the BANK in this Agreement.

     12.3 Survival of Representations and Warranties. All representations and warranties of SELLER and BANK contained in this Agreement shall survive the Closing, but only for a period of six (6) years from the Closing Date. No representations or warranties shall be extinguished by the Closing.

     12.4 Remedies. The remedies of each of the parties with respect to any claim or cause of action relating to or arising out of this Agreement or this transaction shall be cumulative and shall not be exclusive. The election of a party to pursue one or more remedies consecutively or simultaneously shall not preclude that party from pursuing other remedies at any time permitted under this Agreement. Nonetheless, any recovery with respect to a claim or cause of action obtained pursuant to one remedy shall accordingly reduce the amount recoverable as to that claim or cause of action pursuant to any other remedy. It is the intent of the parties that no double recovery may be obtained by any party under any circumstances.

                ARTICLE THIRTEEN:  AMENDMENT, WAIVER AND NOTICE

     13.1 Amendment. Any duly authorized officer of SELLER or the BANK may make, execute and deliver such amendment or amendments, modifications, or supplements to this Agreement as any one of such officers signing any such amendment, modification or supplement on behalf of a party may approve, as shall be conclusively evidenced by his or her signature to any such amendment, modification or supplement in such manner as may be agreed upon by them in writing at any time.

     13.2 Waiver. The failure of either party at any time or times to require performance at any time prior to the Closing Date of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver at any time prior to the Closing Date by either party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, covenant, representation or warranty of this Agreement.

     13.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, as follows:

     If to the BANK:

           Independent Bank East Michigan
           1111 West Caro Road
           Caro, Michigan 48723
           Attention:  Ronald L. Long
           President and Chief Executive Officer
     with a copy to:

            Varnum, Riddering, Schmidt & Howlett
            Bridgewater Place
            P.O. Box 352
            Grand Rapids, Michigan 49501-0352
            Attention:  Michael G. Wooldridge, Esq.

     If to SELLER:

            First of America Bank-Michigan, National Association
            108 East Michigan Avenue
            Kalamazoo, Michigan 49007
            Attention:  William R. Cole
                        Chairman and Chief Executive Officer

     with a copy to:

            Howard & Howard Attorneys, P.C.
            The Kalamazoo Building, Suite 400
            107 West Michigan Avenue
            Kalamazoo, Michigan 49007
            Attention:  Joseph B. Hemker, Esq.


                           ARTICLE FOURTEEN:  GENERAL

     14.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, and, to the extent applicable, to the laws of the United States.

     14.2 Entire Agreement. This Agreement the Schedules and the Exhibits attached hereto set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings related to the subject matter hereof.

     14.3 Method of Consent or Waiver. Any consent hereunder or any waiver of conditions or covenants as may be herein provided for, subject to all of the other requirements contained in this Agreement, shall be evidenced in writing, properly executed by a duly authorized officer of the party so electing hereunder.

     14.4 Public Announcement. SELLER and the BANK shall consult with one another concerning the form and substance and timing of any press release of any matters relating to this Agreement.

     14.5 No Assignment. Neither party shall assign or transfer any right or interest in and to this Agreement, without the prior written consent of the other party, except that SELLER may assign its rights hereunder to any successor thereto by merger or otherwise.

     14.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.7 Reliance on Headings, Etc. The Article, Section and Subsection Headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.8 Severability Clause. If any provisions of this Agreement shall be held invalid, the remainder shall, nevertheless, be deemed valid and effective.

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first above written.

WITNESSES                           INDEPENDENT BANK EAST MICHIGAN


___________________                 By:  ______________________________________
                                         Ronald L. Long
                                    Its: President and Chief Executive Officer


                                    FIRST OF AMERICA BANK-MICHIGAN,
                                    NATIONAL ASSOCIATION


___________________                 By:  ______________________________________
                                         William R. Cole
                                    Its: Chairman and Chief Executive Officer